EXHIBIT 10.23


BROOKS, HOUGHTON & COMPANY, INC.
444 Madison Avenue o 25th Floor o New York, IVY 10022
o Telephone: 222-753-1991 o Facsimile: 212-753-7730
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                                                                  April 25, 2003

                                  Confidential
Dr. David M. Long
Chairman & CEO
Biofield Corp.
1025 Nine North Drive
Alpharetta, GA 30004

 Re: Letter Agreement for Financial Advisor, Investment Banker & Placement Agent
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Dear Dr. Long:

Based on our most recent discussions and meetings, this letter agreement (the "Letter Agreement") sets forth the terms and conditions upon which Brooks Houghton & Company, Inc. and Brooks Houghton Securities, Inc., (collectively "BHC") are hereby retained on an exclusive basis (except for iCapital as described below) as financial advisor to Biofield Corp. and, its subsidiaries, and affiliates (collectively, "Biofield" or the "Company") to provide financial advisory assistance to the Company in connection with possible financings and/or business combinations in which the Company has expressed an interest. This Letter Agreement confirms that the Company understands the agreement between BHC and the Company to be as follows:

As used in this Letter Agreement, "Financing Transaction" shall mean any completed transaction resulting in the Raising of Capital or a Business Combination. "Raising of Capital" shall include the sale of various forms of newly issued Company equity and/or debt. A "Business Combination" shall include the sale of existing assets or outstanding shares, mergers, acquisitions, joint ventures, recapitalizations, buyouts, reverse mergers, a going private transaction as well as strategic alliances and similar arrangements involving direct or indirect associations.

It is understood that the Company has the right to accept or reject any Financing Transaction arranged by BHC on behalf of the Company. We understand your initial interests are for Financing Transactions that will provide Biofield with access to $2 million or more in capital, and/or will shift the costs of FDA approval, market development and marketing for the Company's products to others through a Business Combination.

BHC acknowledges that Biofield has previously retained the investment banking firm of iCapital who contacted the parties identified in Annex B attached hereto.

A.   Responsibilities and Services

     With respect to the assignment, BHC anticipates that it shall perform the following specific services, on a best efforts basis and as necessary:

     1. familiarize itself with the business and related industry (including the assets, liabilities and financial position) of the Company;

     2. assist and advise in the preparation of any necessary descriptive memorandum to be used in connection with the proposed Financing Transaction, which documentation may be used to assist BHC in negotiations with respect to potential investors;

     3. consult as to the strategy and process for identifying and initiating discussions with the various parties that the Company considers appropriate to participate in the Financing Transaction;


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     4.   advise the Company as to the possible terms, form and structure of the
          Financing Transaction to be negotiated and thereafter assist the Company in its negotiations until such time as the Financing Transaction has been finalized; and

     5.   assist in the closing(s) process.

     The Company agrees that all inquiries, indications of interest or offers received by the Company prior to this date or at any time during the period of this Letter Agreement with respect to a Financing Transaction shall be referred promptly to BHC and therefore shall be considered to have been introduced to the Company by BHC during the period of BHC's engagement pursuant to this Letter Agreement.

B.   Compensation to BHC

     1.   Retainer Advisory Fee

          The Company agrees to pay to BHC a non-refundable cash retainer fee ("Retainer Fee") of $15,000 upon the execution of this Letter Agreement, covering the first month of BHC's services. Thereafter the Company agrees to pay to BHC a nonrefundable advisory fee in advance of each month in the amount of $10,000 per month beginning one month from the date of signing of this Letter Agreement and thereafter for the term of BHC's engagement (the "Advisory Fee") as compensation for the performance of due diligence and the preparation of a descriptive memorandum that reflects the results of due diligence and management input. At the Company's option the monthly Advisory Fee may be paid in cash or warrants (the "Advisory Fee Warrants") as the Company decides monthly in advance. Each month's Advisory Fee Warrants shall provide BHC (or its designees) the right to purchase 167,000 shares of Company common stock at an exercise price that is 105% of the closing price of Biofield common stock on the day before the signing of this letter agreement.

     2.   Placement Fee

          The Company will pay in full to BHC a "Placement Fee" in cash at the initial and all subsequent closing(s) of the Financing Transaction involving a Raising of Capital as follows:

          7.0% of the total amount raised in the form of private equity;

          5.0% of the total amount raised in the form of debt (other than bank working capital lines);

          But subject to the following exceptions: (i) To the extent the Raising of Capital involves the parties listed in Annex B, no fee shall be payable to BHC relative to such monies, except as below, (ii) A reduced cash Placement Fee of 2.0% shall apply to monies invested by either of H&Q Healthcare Investors and H&Q Life Sciences Investors,
          (iii) No fee shall be due BHC as it relates to new investment by the Company's current management and their affiliates, (iv) In all cases of a Raising of Capital in excess of $2 million from any source other than the Company's current management and their affiliates, BHC will receive a minimum fee, inclusive of the Retainer Fee, of $100,000.

     3.   Business Combination Advisory Fee

          A fee will be paid to BHC upon the completion of any Business Combination. This fee shall be an amount equal to $250,000 plus 3% of the Transaction Amount in excess of $5 million.

          As used herein Transaction Amount shall mean the total proceeds and other consideration paid or received and to be paid or received (which shall be deemed to include amounts paid into escrow) and all liabilities assumed in connection with a transaction, including, without limitation: (i) cash; (ii) interest bearing notes or other types of interest bearing debt, securities, and other property valued at the fair market value thereof; (iii) payments to be made in


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          installments; (iv) amounts paid or payable under consulting agreements, agreements not to compete or similar arrangements; and (v) the net present value of contingent payments (whether or not related to the Company's earnings or operations). In the event of a sale of more than one-half but less than all of the combined shares (or net assets) of the Company, the Transaction Amount will be computed as if 100% of the outstanding shares (or net assets) were sold at the average price per share (equivalent) paid in the partial sale.

     4.   Warrants

          At the first closing and all closings thereafter of any Financing Transaction involving the Raising of Capital, the Company shall grant to BHC five-year warrants (the "Financing Warrants") to purchase an additional 7.0% of the same equity securities as those issued or issuable by the Company in the Financing Transaction. The Financing Warrants shall have an exercise price equal to 105% of the price per share of the Company's common stock expressly or implicitly paid by investors associated with the Financing Transaction. Both the Financing Warrants and the Advisory Fee Warrants shall be exercisable at any time and from time to time, in whole or in part, during the 5 year period commencing from the date of issuance. The Financing Warrants and the Advisory Fee Warrants shall contain customary terms for similar transactions (including, without limitation, anti-dilution provisions for stock splits, stock dividends, merger and other recapitalization transactions; the ability of BHC to transfer the Warrants, or underlying shares upon exercise, to BHC's assignees; cashless exercise rights; and piggyback registration and tag along rights on the underlying shares. The Company shall reimburse BHC for any expenses (including counsel fees) which BHC may incur in connection with the enforcement of its rights hereunder. The Financing Warrants shall not be earned to the extent the Raising of Capital comes from the parties listed in Annex B or from the Company's current management and their affiliates.

     5.   Expenses

          The Company agrees to reimburse BHC monthly for all reasonable out-of-pocket expenses. BHC undertakes not to incur expenses that exceed $2,000 per month without the Company's prior approval.

C.   Terms of Engagement

     The engagement of BHC pursuant to the terms of this Letter Agreement shall be effective for 4 (four) months from the date of the Company acceptance of this Letter Agreement, and shall continue thereafter until terminated by either party upon written notice no earlier than 30 days from the end of the third month after the date of execution hereof. Effective as of the date of this Letter Agreement and until the expiration of a period of 24 months from the date of the termination of this Letter Agreement, BHC will be paid all fees outlined above should the Company elect to accept a Financing Transaction offered by any party introduced to the Company by BHC, or with which the Company or BHC on behalf of the Company has held discussions during the period of BBC's engagement pursuant to this Letter Agreement.

     At the option of BHC, BHC and its legal advisors will be in attendance at all closing meetings with respect to this mandate, and will be given at least one week's written notice of any such meeting(s) or closing(s).

D.   Obligations and Third Party Fees

     The obligation of the Company to pay any fees or expenses set forth herein shall not be assigned, delegated, or transferred to any other person or entity without the prior written consent of BHC.

     The Company understands and agrees that BHC will not be responsible for the payment of any fees, commissions, expenses, or other charges claimed by or payable to any financial or other advisor, or any other person or entity used or retained by the Company or any of its affiliates or any prospective or actual merger partner or capital provider. The Company also understands and agrees that BHC will not be responsible for the payment of any legal, accounting, printing or other costs in connection herewith.



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E.   Indemnification Provision

     Because BHC will be acting on behalf of the Company, the Company agrees to the indemnification provision (the "Indemnification Provision") attached to this Letter Agreement as Annex A and incorporated herein in its entirety.

F.   Arbitration

     Notwithstanding anything to the contrary contained herein, any controversy or claim arising out of or relating to this Letter Agreement or the breach thereof, shall be settled by arbitration, in New York City before a referee in accordance with the rules of the National Association of Securities Dealers (NASD") and the results of the arbitration shall be final and binding on the parties; judgment upon the award rendered by the arbitrator may be entered in any New York court having jurisdiction thereof.

G.   Additional Terms

     Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the obligation to pay fees and reimburse expenses contained herein and in the Indemnification Provision (as hereinafter defined) shall survive any expiration or termination of the Letter Agreement or the engagement of BHC pursuant to the terms of the Letter Agreement.

     During the course of the Letter Agreement and for 24 months following the termination of the Letter Agreement, the Company will apprise BHC in a timely manner of material matters relevant to the Company's business and financial condition and prospects for such, including any significant actions it may decide to take with respect to its creditors for 24 months following the termination of the Letter Agreement, the Company will promptly notify BHC of any interaction with capital sources and potential Financing Transaction partners introduced to the Company and/or with whom the Company was involved in discussion during BHC's engagement.

     The Company represents and warrants that to the best of its knowledge all information which it furnishes to BHC, including the Company's financial statements, will be complete and correct in all material respects and will not contain any untrue statement, or omission of a material fact, and all forecasts will represent the Company's best and fairest estimate of future results. The Company recognizes, agrees and confirms that BHC (i) will be using and relying on information available from the Company and generally recognized public sources (the "Information") without having independently verified the same; and (ii) does not assume responsibility for the accuracy or completeness of the Information.

     BHC agrees to keep any information with respect to the Company and this Letter Agreement confidential and not make use thereof except in connection with services hereunder for the Company, unless disclosure is required by applicable law or judicial process, any information is or becomes generally available to the public, or any information was or becomes available to BHC on a non-confidential basis from a source other than the Company or its representatives. BHC will not be identified or referred to in any release or communication prepared by the Company or any of its affiliates or associates without BHC's prior written consent.

     This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements, may not be amended or modified except in writing executed by the Company and BHC, and shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicting laws. This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to Brooks, Houghton & Company, Inc. the enclosed duplicate of this Letter Agreement.

It is a distinct privilege to be working with you on this important project. We look forward to developing a long term and mutually successful relationship with your company.

Sincerely yours,

Brooks, Houghton & Company, Inc. & Brooks Houghton Securities, Inc.

-------------------------------------         --------------------------------
John Y. Freeman, Executive Director           Gerald H. Houghton, President

Agreed and Accepted on Behalf of
Biofield Corp.

By:    DAVID M. LONG, JR.                       Date:  April 28, 2003
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Name:  David M. Long, Jr.                       Title: Chairman & CEO
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ANNEX A

INDEMNIFICATION PROVISION

Biofield Corp. and, its subsidiaries and affiliates (collectively, "Biofield" or the "Company") agree to indemnify and hold harmless Brooks, Houghton & Company, Inc., and its affiliate, Brooks Houghton Securities, Inc., (collectively "BHC") and their respective directors, officers, employees, agents and each such person or entity, if any, who controls BHC or any of its affiliates within the meaning of the Securities Exchange Act of 1934 (BHC and all above described entities or persons being an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, and expenses whatsoever, joint or several (including all reasonable fees of counsel and other expenses incurred by an Indemnified Party in connection with the preparation for or defense of any claim, action, or proceeding, whether or not resulting in liability), as incurred, to which such Indemnified Party may become subject under any applicable Federal or state law, or otherwise, relating to or arising out of any proposed or consummated transaction covered by the Letter Agreement, except that the Company will not be liable hereunder to the extent that any loss, claim, damage, liability or expense is found in a final judgment by an arbitrator or a court to have resulted primarily from an Indemnified Party's gross negligence or willful malfeasance in the performance of its services described in the Letter Agreement.

The Company and BHC agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is finally judicially determined to be unavailable (except by reason of the gross negligence or willful malfeasance of BHC or its controlling person, directors, officers, employees or agents as the case may be), then the Company and, BHC shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable on such proportions as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and BHC on the other hand, in. connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable consideration; provided, however, that in no event shall the amount to be contributed by BHC exceed the amount of the fees actually received by BHC hereunder. In connection with any claim for contribution, the Company agrees that it shall not require BHC to contribute any amount in excess of the amount of fees received by BHC pursuant to this Letter Agreement.

The Company and BHC mutually agree to notify each other promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any activity or transaction contemplated by this Letter Agreement.

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Annex B

Parties Contacted by iCapital.



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